Exhibit 99.1
For Immediate Release
Local.com and Idearc Media Renew and Expand
Distribution Agreement
Superpages.com’s Performance-Based Advertisers Receive Preferred
Placement on Local.com’s Expanded Network of Sites
IRVINE, Calif., March 11, 2008 – Local.com Corporation (NASDAQ: LOCM), a leading local search engine, and Idearc Media Corp., home to Superpages.com® and publisher of the Verizon® Yellow Pages, today announced the renewal and expansion of their local advertising distribution agreement under which Idearc Media will continue to place its Superpages.com® performance-based advertisers on Local.com, in addition to the Local.com network.
Under the renewed agreement, Superpages.com’s performance-based advertisers will continue to receive preferred placement on the Local.com website. Performance-based advertising products generate revenues when consumers connect with advertisers by clicking on their advertiser listing or by calling their businesses. The expanded agreement also includes preferred placement on Local.com’s network of more than 400 regional media sites, which is one of the largest local search syndication networks in the U.S.
“We are pleased to expand our relationship with Local.com,” said Robyn Rose, vice president marketing — Internet for Idearc Media. “With approximately 15 million Local.com visitors each month, this has proven to be a strategic partnership that benefits both our advertisers and Local.com users.”
Local.com has more than 17 million local business listings in the United States, and features enhanced content including ratings and reviews, maps, driving directions, photos and more. Local.com and its local network of more than 400 regional media sites attract approximately 15 million visitors each month searching for information on local businesses, products and services.
“We’ve enjoyed developing our relationship with Idearc,” said Peter Hutto, vice president business development and sales, Local.com. “This new agreement expands upon our prior agreement by providing Superpages’ advertisers with increased distribution, and Local.com consumers with even better access to local businesses. This also serves to further increase the monetization of our site and network.”
Local.com was recently ranked by Borrell Associates as the leader in local online advertising revenue growth for 2007, with a 138% year-over-year increase.
About Local.com
Local.com (NASDAQ: LOCM) is a top U.S. website and local search network attracting approximately 15 million visitors each month seeking information on local businesses, products and services. Powered by the company’s proprietary Keyword DNA® and patented local web indexing technologies, Local.com provides users with relevant local search results, which include special offers, user ratings and reviews, local businesses’ website links, maps, driving directions and more. Businesses can advertise on Local.com via a selection of subscription, pay-per-click, banner and pay-per-call ad products. Local Mobile™ provides local search results to mobile phones and wireless devices. The company serves the UK market at http://uk.local.com. Local.com claims U.S. patent numbers 7,231,405 and 7,200,413. For more information visit: www.local.com.
About Idearc Inc.
Idearc Inc. (NYSE: IAR) delivers products on multiple platforms to help consumers find the information they want, wherever they are. Idearc’s multi-platform of advertising solutions includes Superpages.com®, Superpages MobileSM, Superpages MobileSM for BlackBerry®, Switchboard.com®, LocalSearch.com, Verizon® Yellow Pages, Verizon® White Pages, smaller-sized portable Verizon® Yellow Pages Companion Directories, Solutions At Hand™ magazine, Solutions at Home™ magazine, and Solutions on the Move™ and Solutions Direct™ direct mail packages. For more information, visit www.idearc.com.
# # #
Media Contacts:
Cameron Triebwasser
Local.com
949-789-5223
ctriebwasser@local.com
Dan Chmielewski
Madison Alexander PR
714-832-8716
M: 949-231-2965
dchm@madisonalexanderpr.com
Lisa Johnson
Idearc Media
972-453-6507
Lisa.c.johnson@idearc.com
Investor Relations Contact:
John Baldissera
BPC Financial Marketing
800-368-1217